Exhibit 16.2

January 31, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the Registration Statement on Amendment No. 10 to Form F-1 dated January 31, 2024 of Republic Power Group Limited (“Registrant”) and are in agreement with the statements contained under the section of Change in Registrant’s Certifying Accountant as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP
New York, New York

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com